Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “CF FINANCE ACQUISITION CORP.”, FILED IN THIS OFFICE ON THE NINTH DAY OF JULY, A.D. 2014, AT 4:19 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

5565726 8100	/s/ Jeffrey W. Bullock
140935052	Jeffrey W. Bullock, Secretary of State
You may verify this certificate online at corp. delaware.gov/authver.shtml	AUTHENTICATION: 1522718 DATE: 07-10-14

State of Delaware Secretary of State Division of Corporations Delivered 04:31 PM 07/09/2014
FILED 04:19 PM 01/09/2014 SRV 140935052 - 5565726 FILE

CERTIFICATE OF INCORPORATION

OF

CF Finance Acquisition Corp.

The undersigned, for the purposes of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate of Incorporation, and does hereby certify as follows:

FIRST:             The name of this corporation shall be:

CF Finance Acquisition Corp.

SECOND:        The registered office of this corporation in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is: The Corporation Trust Company.

THIRD:           The purpose or purposes of this corporation shall be:

To carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

FOURTH:        The total number of shares of all classes of capital stock which this corporation shall have authority to issue is 60,000,000, of which 59,000,000 shares shall be Common Stock, par value $0.0001 per share, and 1,000,000 shares shall be Preferred Stock, par value $0.0001 per share.

A.       Preferred Stock. The Board of Directors of this corporation (the “Board of Directors”) is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B.       Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH:             The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS

Stephen M. Merkel	110 East 59th Street
New York, NY 10022

SIXTH:            The powers of the sole incorporator shall terminate upon the filing of this Certificate of Incorporation. The name and mailing addresses of the people who shall serve as the Board of Directors until the first annual meeting of stockholders or until their successors are elected and qualified is as follows:

NAME	MAILING ADDRESS

Howard W. Lutnick	499 Park Avenue
New York, NY 10022

Stephen M. Merkel	499 Park Avenue
New York, NY 10022

SEVENTH:      Pursuant to Section 109(a) of the DGCL, the sole incorporator hereby adopts the by-laws of this corporation. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized, without the assent or vote of the stockholders, to amend or repeal the by-laws of this corporation.

EIGHTH:         The following provisions are inserted for the management of the business and for the conduct of the affairs of this corporation, and for further definition, limitation and regulation of the powers of this corporation and of its directors and stockholders:

A.       Elections of directors need not be by written ballot unless the by-laws of this corporation shall so provide.

B.       The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of this corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon this corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of this corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

C.       In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors arc hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by this corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

NINTH:

A.       A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the DGCL. No amendment, modification or repeal of this Article Ninth shall adversely affect the rights and protection afforded to a director of this corporation under this Article Ninth for acts or omissions occurring prior to such amendment, modification or repeal.

B.        This corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by this corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by this corporation as authorized hereby.

TENTH:           This corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article Tenth.

ELEVENTH:     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

TWELFTH:       As permitted by Section 203(b)(1) of Title 8 of the DGCL, this corporation elects not to be governed by Section 203 of Title 8 of the DGCL.

THIRTEENTH: Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of this corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, or other employee of this corporation to this corporation or its stockholders, (iii) any action asserting a claim against this corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the by-laws of this corporation, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the by-laws of this corporation, or (v) any action asserting a claim against this corporation governed by the internal affairs doctrine. Any person or entity holding, purchasing or otherwise acquiring any interest in shares of stock of this corporation shall be deemed to have notice of and consented to the provisions of this Article Thirteenth.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed, and acknowledged this certificate of incorporation this 9th day of July, 2014.

Sole Incorporator

/s/ Stephen M. Merkel
Stephen M. Merkel

[Signature Page to Certificate of Incorporation of CF Finance Acquisition Corp.]